                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                          CONTACT:

                                               Sarah Carmody, Investor Relations
                                               617.779.7892
                                               scarmody@amicas.com

                 AMICAS REPORTS FINANCIAL RESULTS FOR THE FIRST

                          QUARTER ENDED MARCH 31, 2006

Boston, MA, May 1, 2006 /PRNewswire/ -- AMICAS, Inc. (Nasdaq: AMCS), a leader in radiology and medical image and information management solutions, today reported unaudited financial results for the first quarter ended March 31, 2006.

Total revenues for the first quarter of 2006 were $14.0 million as compared to $12.1 million for the first quarter of 2005, which represents a year over year increase of 16%. Sequentially, from the fourth quarter of 2005, revenues decreased by $0.3 million, or 2%.

Operating loss for the first quarter of 2006 was $1.1 million compared to a loss of $3.4 million for the first quarter of 2005. The company's net loss from continuing operations for the first quarter of 2006 was $0.3 million, or $(0.01) per share, compared to a net loss from continuing operations of $2.3 million, or $(0.05) per share, for the first quarter of 2005. In the first quarter of 2006, both operating loss and net loss from continuing operations included $0.5 million of stock-based compensation expense and a $0.5 million additional expense related to external resources required to address the company's previously disclosed service revenue inquiry. AMICAS reported a net loss of $0.5 million, or ($0.01) per share.

AMICAS ended the quarter with cash and cash equivalents of $80.4 million, no long-term debt and working capital of $80.6 million. In addition, in the first quarter of 2006, AMICAS paid $2.1 million of taxes relating to the sale of discontinued operations.

BUSINESS PERSPECTIVE

Dr. Stephen Kahane, CEO and chairman of AMICAS said, "Customer success and innovation are two cornerstones for all of us at AMICAS. We believe that there is a buzz about AMICAS in the market and that our efforts to expand our distribution and deliver a strong return on investment for our customers positions us well for the future. In addition, we also believe that our unique ability to be competitive in both the ambulatory and acute market segments is a key differentiator for AMICAS."

Dr. Kahane went on to say, "Regulatory and reimbursement changes, like the recently signed Deficit Reduction Act (DRA) which reduces reimbursement for certain types of imaging procedures, can cause a pause in the marketplace. Still, we are focused on helping imaging businesses operate more effectively and efficiently by delivering image and information management technology to address their specific business and workflow requirements. In the end, we firmly believe all imaging businesses require the kind of products and services AMICAS delivers to the market."

Peter McClennen, president and COO of AMICAS said, "We continue to execute on our strategy focused on delivering customer success, innovation and growth. With the recent announcements of Vision Series Financials 7.0 and our new RadStream technology acquisition, coupled with our rich pipeline of R&D in RIS and PACS, we believe AMICAS is well positioned both now and into the future. The radiology industry is facing increasing challenges in the areas of reimbursement, staffing and continued increases in exam volumes. AMICAS' products and services are designed to meet these challenges and, we believe, provide an excellent technology platform to provide radiology services with increased productivity, and better efficiency resulting in a higher level of business performance than traditional systems."

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LOOKING FORWARD

AMICAS now expects total revenues for fiscal year 2006 to be between $56 million and $61 million due to several factors including the February signing of the Deficit Reduction Act (DRA) which reduces reimbursement for certain types of image procedures and lower than expected orders in the first quarter of 2006. The company expects fiscal year 2006 operating income, as a percent of revenue, to be between negative two percent and breakeven. This includes the impact of SFAS 123R stock-based compensation expense currently expected to be approximately three percent of revenue.

For the fourth quarter of 2006, the company expects operating income to be between two and seven percent of revenue. This includes the impact of SFAS 123R stock-based compensation expense currently expected to be approximately three percent of revenue.

CONFERENCE CALL

AMICAS will host a conference call on Tuesday, May 2nd at 8:30 a.m. Eastern Time to discuss the company's first quarter fiscal 2006 results. Investors and other interested parties may dial into the call using the toll free number 1-800-362-0571 (conference ID: 7AMICAS). The conference call will also be available via Web cast at www.amicas.com. Following the conclusion of the call, a replay will be available at 800.934.3639 or 402.220.1152 until June 2, 2006.

ABOUT AMICAS, INC.

AMICAS, Inc. (www.amicas.com) is a leader in radiology and medical image and information management solutions. The AMICAS(R) Vision Series(TM) products provide a complete, end-to-end solution for imaging centers, ambulatory care facilities, and radiology practices. Acute care and hospital clients are provided a fully-integrated, HIS/RIS-independent PACS, featuring advanced enterprise workflow support and scalable design. Complementing the Vision Series product family is AMICAS Insight ServicesSM, a set of client-centered professional and consulting services that assist our customers with a well-planned transition to a digital enterprise.

SAFE HARBOR STATEMENT

Except for the historical information herein, the matters discussed in this release include forward-looking statements. In particular, the forward-looking statements contained in this release include statements about future financial and operating results. When used in this press release, the words: believes, intends, plans, anticipates, expects, estimates, and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially which include, but are not limited to, the following: a significant portion of the company's quarterly sales are concluded in the last month of the fiscal quarter; the length of sales and delivery cycles; the deferral and/or realization of deferred software license and system revenues according to contract terms; the timing, cost and success or failure of current and new product and service introductions and product upgrade releases; potential patent infringement claims against AMICAS and the related defense costs; the ability of AMICAS to comply with all government laws, rules and regulations; and other risks affecting AMICAS' businesses generally and as set forth in AMICAS' most recent filings with the Securities and Exchange Commission. ALL FORWARD-LOOKING STATEMENTS IN THIS RELEASE ARE QUALIFIED BY THESE CAUTIONARY STATEMENTS AND ARE MADE ONLY AS OF THE DATE OF THIS RELEASE. AMICAS is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise. The financial statements and information as of, and for the period ended, March 31, 2006 contained in this press release are subject to review by the company's independent registered public accounting firm.

                                  AMICAS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                        (In thousands, except share data)

                                                                   MARCH 31,   DECEMBER 31,
                                                                      2006         2005
                                                                   ---------   ------------
ASSETS
Current assets:
   Cash and cash equivalents                                        $ 80,404     $ 82,214
   Accounts receivable, net                                           16,331       15,316
   Computer hardware held for resale                                     118          127
   Prepaid expenses and other current assets                           1,666        1,025
                                                                    --------     --------
TOTAL CURRENT ASSETS                                                  98,519       98,682
Property and equipment, net                                            1,184        1,259
Goodwill                                                              27,313       27,313
Acquired/developed software, net                                       9,133        9,623
Other intangible assets, net                                           2,404        2,511
Other assets                                                             868          897
                                                                    --------     --------
TOTAL ASSETS                                                        $139,421     $140,285
                                                                    ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrual expenses                            $  9,099     $ 11,151
   Deferred revenue, including unearned discounts                      8,829        8,495
                                                                    --------     --------
TOTAL CURRENT LIABILITIES                                             17,928       19,646
Other liabilities, primarily unearned discounts                          647          726

Stockholders' equity:
   Preferred stock $.001 par value; 2,000,000 shares authorized;
      none issued and outstanding                                         --           --
   Common stock $.001 par value; 200,000,000 shares authorized;
      50,738,162 and 50,355,684 shares issued                             50           50
   Additional paid-in capital                                        224,362      222,927
   Accumulated deficit                                               (97,094)     (96,592)
   Treasury stock, at cost, 1,985,502 shares                          (6,472)      (6,472)
                                                                    --------     --------
TOTAL STOCKHOLDERS' EQUITY                                           120,846      119,913
                                                                    --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $139,421     $140,285
                                                                    --------     --------

                                  AMICAS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 2006
                                   (UNAUDITED)

                      (In thousands, except per share data)

                                                      THREE MONTHS ENDED,
                                                           MARCH 31
                                                      -------------------
                                                         2006      2005
                                                       -------   -------
REVENUES
   Maintenance and services                            $ 8,941   $ 8,422
   Software licenses and system sales                    5,030     3,661
                                                       -------   -------
TOTAL REVENUES                                          13,971    12,083
                                                       -------   -------
COSTS AND EXPENSES
Cost of revenues:
   Maintenance and services(1)                           3,576     3,226
   Software licenses and system sales                    2,816     1,431
                                                       -------   -------
GROSS MARGIN                                             7,579     7,426
                                                       -------   -------
Selling, general and administrative(2)                   6,177     6,197
Research and development(3)                              2,163     2,358
Depreciation and amortization                              333       493
Settlement of earn-out                                      --     1,085
Restructuring charges                                       --       691
                                                       -------   -------
Total Operating Expenses                                 8,673    10,824
                                                       -------   -------
OPERATING INCOME (LOSS)                                 (1,094)   (3,398)
Interest income                                            859       413
Interest expense                                            --      (747)
                                                       -------   -------
INCOME (LOSS) FROM CONTINUING OPERATIONS,
   BEFORE INCOME TAXES                                    (235)   (3,732)
(Benefit) provision for income taxes                        19    (1,480)
                                                       -------   -------
INCOME (LOSS) FROM CONTINUING OPERATIONS                  (254)   (2,252)
Gain (loss) on Sale of discontinued operations, net       (248)   46,070
Income (loss) from discontinued operations                  --        --
                                                       -------   -------
NET INCOME (LOSS)                                      $  (502)  $43,818
                                                       =======   =======
NET INCOME (LOSS) PER SHARE
   Basic:
      Continuing operations                            $ (0.01)  $ (0.05)
      Discontinued operations                            (0.01)     1.03
                                                       -------   -------
                                                       $ (0.01)  $  0.98
                                                       =======   =======
   Diluted:
      Continuing operations                            $ (0.01)  $ (0.05)
       Discontinued operations                           (0.01)     1.03
                                                       -------   -------
                                                       $ (0.01)  $  0.98
                                                       =======   =======
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING;
   Basic                                                48,611    44,530
   Diluted                                              48,611    44,530

(1) Includes Ql 06 Stock-based compensation expense of $15k associated with the adoption of FAS 123R.

(2) Includes Ql 06 Stock-based compensation expense of $399k associated with the adoption of FAS 123R.

(2) Includes Ql 06 external expenses of $488k associated with services revenue inquiry.

(3) Includes Ql 06 Stock-based compensation expense of $45k associated with the adoption of FAS 123R.